Exhibit 99.1

Investor and Media Inquiries:

David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Appoints Joseph I. DePinto as Chief Commercial Officer,

Updates VALOR Timeline to Unblinding of Data

SOUTH SAN FRANCISCO, Calif., (February 10, 2014) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) today announced the appointment of Joseph I. DePinto to the newly created position of Executive Vice President and Chief Commercial Officer. Mr. DePinto brings over two decades of experience in global commercial operations, including the leadership of the commercial, marketing and strategic development efforts behind a number of prominent oncology products.

“Joe’s extensive commercial leadership and expertise in overseeing launch, growth and lifecycle planning of leading oncology products provide immediate leverage to Sunesis as we approach the unblinding of VALOR and prepare to execute successfully on our commercial and regulatory strategies for vosaroxin,” said Daniel Swisher, Chief Executive Officer of Sunesis. “A key element of our commercialization planning process was to conduct a comprehensive search for an experienced, passionate commercial leader to help realize vosaroxin’s and the company’s full potential. Joe more than meets these criteria, and we look forward to his contributions.”

Sunesis also announced today that, based on a recent evaluation of survival events, the unblinding of the pivotal, Phase 3 VALOR trial of vosaroxin plus cytarabine in first relapsed or refractory acute myeloid leukemia (AML) is now expected in the third quarter of 2014.

Mr. Swisher added: “With survival events occurring at a slower pace than previously forecast, we now expect to unblind VALOR in the third quarter of 2014, rather than the second quarter. We remain well funded to prosecute VALOR beyond the transformative milestone of top-line data readout.”

“Vosaroxin is an exciting product candidate, one with significant potential in AML and other related indications, to which Sunesis has retained full global commercial rights,” said Mr. DePinto. “I am delighted to join Sunesis at this exciting time to help lead the forward integration of the company with a build out of a preeminent U.S. oncology commercial team to successfully introduce vosaroxin into a population desperately in need of new therapies.”

Prior to joining Sunesis, Mr. DePinto was Executive Vice President, Global Commercial Operations at Dendreon Corporation, where he was responsible for all sales, marketing, and market access teams in the U.S. and globally. Prior to Dendreon, Mr. DePinto was Vice President and Product Champion for ImClone Systems (Eli Lilly and Company), and previously served as Vice President, U.S. sales and marketing at Abraxis Bioscience. Prior to that, Mr. DePinto served as Vice President, commercial operations at ImClone Systems; global

Marketing Leader, Oncology Therapeutics for Johnson & Johnson Pharmaceutical Services Inc.; and Vice President, oncology sales at Ortho Biotech Products. Mr. DePinto earned his Bachelor of Science in Marketing and MBA in Pharmaceutical Chemical Studies from Fairleigh Dickinson University.

About VALOR

VALOR is a Phase 3, randomized, double-blind, placebo-controlled, pivotal trial in patients with first relapsed or refractory AML. The trial enrolled 712 patients at more than 100 leading sites in the U.S., Canada, Europe, Australia, New Zealand and South Korea. Patients were randomized in a ratio of 1:1 to receive either vosaroxin on days one and four in combination with cytarabine daily for five days, or placebo in combination with cytarabine. The trial’s primary endpoint is overall survival. For more information on the VALOR trial, please visit www.valortrial.com.

About Vosaroxin

Vosaroxin is a first-in-class anti-cancer quinolone derivative (AQD), a class of compounds that has not been used previously for the treatment of cancer. Vosaroxin both intercalates DNA and inhibits topoisomerase II, resulting in replication-dependent, site-selective DNA damage, G2 arrest and apoptosis. Both the U.S. Food and Drug Administration (FDA) and European Commission have granted orphan drug designation to vosaroxin for the treatment of acute myeloid leukemia (AML). Additionally, vosaroxin has been granted fast track designation by the FDA for the potential treatment of relapsed or refractory AML in combination with cytarabine.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis, please visit http://www.sunesis.com.

SUNESIS and the logos are trademarks of Sunesis Pharmaceuticals, Inc.

This press release contains forward-looking statements, including statements related to the design, conduct, progress, timing and results of the VALOR trial and Sunesis’ investigator sponsored trials, and the commercial potential for vosaroxin. Words such as “anticipate,” “believe,” “expect,” “forecast,” “leverage,” “look forward,” “potential,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Sunesis’ need for substantial additional funding to complete the development and commercialization of vosaroxin, risks related to Sunesis’ ability to raise the capital that it believes to be accessible and is required to fully finance the development and commercialization of vosaroxin, the risk that raising funds through lending arrangements may restrict our operations or produce other adverse results, the risk that Sunesis’ development activities for vosaroxin could be otherwise halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for vosaroxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA, European Commission or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of vosaroxin and supply of the active pharmaceutical ingredients required for the conduct of Sunesis’ clinical trials, the risk of third party opposition to granted patents related to vosaroxin, and the risk that Sunesis’ proprietary rights may not adequately protect vosaroxin. These and other risk factors are discussed under “Risk Factors” and elsewhere in Sunesis’ Annual Report on Form 10-K for the year ended December 31, 2012, Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and Sunesis’ other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Sunesis’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.